Exhibit 8.3

Heenan Blaikie

Of Counsel

The Right Honourable Pierre Elliott Trudeau, P.C., C.C., C.H., Q.C., FRSC

(1984 - 2000)

The Right Honourable Jean Chrétien, P.C., C.C., O.M., Q.C.

The Honourable Donald J. Johnston, P.C., O.C., Q.C.

Pierre Marc Johnson, G.O.Q., FRSC

The Honourable Michel Bastarache, C.C.

The Honourable René Dussault, O.C., O.Q., FRSC, Ad. E.

The Honourable John W. Morden

Peter M. Blaikie, Q.C.

André Bureau, O.C.

—, 2012

SXC Health Solutions Corp.

2441 Warrenville Road

Suite 610

Lisle, IL 60543

To those concerned:

We have acted as Canadian counsel to SXC Health Solutions Corp. (“SXC”), a Yukon Territory corporation, in connection with the proposed merger (the “Merger”) of Catamaran I Corp. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of SXC Health Solutions, Inc. (“US Corp.”), a Texas corporation and a wholly owned subsidiary of SXC, with and into Catalyst Health Solutions, Inc (“Catalyst”), a Delaware corporation, with Catalyst surviving (the “Surviving Corporation”) and immediately following the Merger, provided certain conditions are met, the merger (the “Subsequent Merger” and together with the Merger, the “Transactions”) of the Surviving Corporation with and into Catamaran II LLC (“Merger LLC”), a Delaware limited liability company and a direct wholly owned subsidiary of US Corp, with Merger LLC surviving, all pursuant to the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Merger Agreement”), among SXC, US Corp., Merger Sub, Merger LLC and Catalyst.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the registration statement on Form S-4, including a joint proxy statement/prospectus (as amended through the date hereof, the “Registration Statement”) filed by SXC on             , 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

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In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto (the Registration Statement, the Merger Agreement, and the exhibits thereto, together the “Transaction Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents and (vii) the enforceability of the Transaction Documents;

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

(d) we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of officers and representatives of Catalyst and SXC delivered to us.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, it is our opinion that the statements set forth in the Registration Statement under the heading “Taxation—Material Canadian Federal Income Tax Considerations,” to the extent they constitute matters of Canadian income tax law or legal conclusions with respect thereto, are correct in all material respects.

This opinion is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and Regulations publicly and officially announced by the Minister

Heenan Blaikie

of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the current provisions of the Treaty and counsel’s understanding of the current administrative policy and practices of the Canada Revenue Agency (the “Administrative Practices”) published in writing prior to the date hereof. It has been assumed that all Proposed Amendments will be enacted substantially as proposed and that there will be no other relevant changes in any governing law, the Treaty or Administrative Practices, although no assurances can be given in these respects.

This opinion is limited to the Canadian federal income tax issues specifically addressed herein, and no other opinion is implied or inferred. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Transactions under the laws of Canada or any provincial or local government within Canada or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Transactions, or on any issue relating to SXC, US Corp., Merger Sub, Merger LLC, or Catalyst or, in each case, to any investment therein or under any other law.

This opinion letter is rendered only to SXC in connection with the Transactions.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event, or development.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

Heenan Blaikie LLP

Heenan Blaikie